Exhibit 99.1

IMPLANT SCIENCES REPORTS THIRD QUARTER

FISCAL 2016 FINANCIAL RESULTS

• Quarterly revenue increased 230.5% to $10.9 million

• Nine months revenue increased 386.8% to $35.6 million

Wilmington, MA – May 16, 2016 – Implant Sciences Corporation (OTCQB:IMSC), a leading manufacturer of explosives trace detection (ETD) and drugs trace detection solutions for homeland security applications, today announced financial results for the three and nine months ended March 31, 2016.

Revenues for the three months ended March 31, 2016 increased 230.5%, to $10.9 million, from $3.3 million for the comparable prior year period.  Our net loss for the three months ended March 31, 2016 was $4.1 million as compared with a net loss of $5.7 million for the comparable prior year period, a decrease of $1.6 million.

Revenues for the nine months ended March 31, 2016 increased 386.8%, to $35.6 million, from $7.3 million for the comparable prior year period.  Our net loss for the nine months ended March 31, 2016 was $8.3 million as compared with a net loss of $17.4 million for the comparable prior year period, a decrease of $9.1 million.

Earnings before interest, income taxes, depreciation and amortization, stock-based compensation, warrants issued to non-employees and common stock issued to consultants (“Adjusted EBITDA”), which is reconciled to net income in this press release, was a loss of $994,000 in the three months ended March 31, 2016, compared to a loss of $2,266,000 in the comparable prior year period and for the nine months ended March 31, 2016, adjusted EBITDA income of $1,023,000, compared to a loss of $8,108,000 in the comparable prior year period.

Dr. William McGann, CEO of Implant Sciences, commented, “We are pleased with the results of our recently completed quarter, a quarter in which we recorded revenues of $10.9 million and have achieved nine month revenues of $35.6 million. We’re equally pleased with the improvement in our operations which have resulted in substantial reductions in net operating losses of $1.6 million and $9.1 million, in the quarter and the nine month period, respectively. The improvement in our operating results are tempered somewhat by costs associated with our strategic alternative review and other one-time charges, which amounted to $559,000 and $908,000 in the three month and nine month periods, respectively. Shipments under the delivery order with the Transportation Security Administration are ongoing and on schedule. During the just concluded quarter we delivered QS-B220’s to the Canadian Air Transport Security Authority, the significance of which cannot be dismissed. With this win, we believe that we are now the leading provider of ETD in North America. The production ramp continues unabated, demonstrating our capabilities from not only a manufacturing and supply chain perspective, but also from a working capital management perspective. Our execution in all facets is not perfect, but we are striving for and demonstrating continuous improvement in managing this exponential growth. We continue to generate the cash flow required from internal operations to fund the significant working capital required to deliver the record revenues being reported today. We’re continuing to invest and expect to increase our investment in technology, with the intent to introduce new product that will increase the size of the security market we can penetrate.”

Details for the three and nine months ended March 31, 2016 follow below.

Three Months Ended March 31, 2016 vs. March 31, 2015

•

Revenues for the three months ended March 31, 2016 were $10,923,000 as compared with

$3,305,000 for the comparable prior year period, an increase of $7,618,000, or 230.5%. The increase in revenue is due primarily to a 664.6% increase in the number of QS-B220 desktop units sold in the three months ended March 31, 2016, due to the shipments under our delivery order with the U.S. Transportation Security Administration, shipments to the  Canadian  Air Transport Security Authority and increased shipments to Asia in the current three month period, offset partially by a 38.6% decrease in the average unit sales prices, which resulted in a 369.7% increase in QS-B220 revenues. Factors impacting our average unit sales prices are mainly due to the competitive market conditions and $25,000 in early payment discounts in the three months ended March 31, 2016.

QS-H150 handheld units sold in the three months ended March 31, 2016, decreased 32.7%, compared to the prior period, due to decreased shipments to Europe and by an 8.6% decrease in the average unit sales prices, which resulted in a 38.5% decrease in QS-H150 revenues.

Sales of parts and supplies and service revenues increased 360.0% and 157.4%, respectively, in the three months ended March 31, 2016, due primarily to increased sales of consumables and other supplies that shipped with the QS-B220 desktop units and increased training and warranty revenue in the current three month period.

•

Gross margin for the three months ended March 31, 2016 was $3,232,000 or 29.6% of revenues as compared with $1,176,000 or 35.6% of revenues for the comparable prior year period. The decrease in gross margin as a percent of revenues is primarily due to a decrease in the average unit sales price on sales of our QS-B220 units of 38.6%. and an 8.6% decrease in the average unit sales price on sales of our QS-H150, and an increase in manufacturing overhead costs.

•

Research and development expense for the three months ended March 31, 2016 was $1,040,000 as compared with $1,347,000 for the comparable prior year period, a decrease of $307,000 or 22.8%. The decrease in research and development expense is due primarily to a $104,000 decrease in stock-based compensation expense, a $48,000 decrease in materials and prototype expense, the relocation of the San Diego, CA advanced technology office, which resulted in a $78,000 decrease in rent expense and a $52,000 decrease in payroll and related fringe benefits.

•

Selling, general and administrative expenses for the three months ended March 31, 2016 were $3,811,000 as compared with $3,318,000 for the comparable prior year period, an increase of $493,000, or 14.9%. The increase in selling, general  and administrative expenses is due primarily to a $640,000 increase in payroll and related benefits due  primarily to the provision of $487,000 for  incentive compensation, a $284,000 increase in consulting expenses due to the issuance of shares of our common stock to two advisors for services rendered under the advisory and consulting services agreements and investment banker advisor fees, a $263,000 increase in legal fees attributable to our ongoing review of strategic alternatives, a $183,000 increase in variable selling expenses, and a $142,000 increase in travel expenses, partially offset by a $680,000 decrease in stock-based compensation on employee stock options, due primarily to additional stock-based compensation expense resulting from the amendments to our former CEO’s existing vested stock options and to the accelerated vesting of certain options issued on July 2, 2014 in the prior year period, $274,000 of charges incurred pursuant to our Letter Agreement with Luveti in the prior year period and a $52,000 decrease in rent expense.

•

For the three months ended March 31, 2016, other expense was $2,477,000 as compared with other expense of $2,242,000, for the comparable prior year period, an increase of $235,000, or 10.5%. The increase is due to increased interest expense on higher borrowings under our credit facilities with DMRJ and, to a lesser extent, the 1% increase in the BAM interest rate which took effect on April 1, 2015.

•

Our net loss for the three months ended March 31, 2016 was $4,096,000 as compared with a net loss of $5,731,000 for the comparable prior year period, a decrease of $1,635,000, or 28.5%. The decrease in net loss is primarily due to increased revenues and gross margin, partially offset by increased operating expenses and an increase in interest expense.

Nine Months Ended March 31, 2016 vs. March 31, 2015

•

Revenues for the nine months ended March 31, 2016 were $35,608,000 as compared with $7,315,000 for the comparable prior year period, an increase of $28,293,000, or 386.8%. The increase in revenue is due primarily to a 1,010.2% increase in the number of QS-B220 desktop units sold in the nine months ended March 31, 2016, due to increased shipments to European airports, shipments under our delivery order with the U.S. Transportation Security Administration, shipments to the  Canadian  Air Transport Security Authority and increased shipments to Asia, Africa and South America in the current nine month period, offset partially by a 32.2% decrease in the average unit sales prices, which resulted in a 652.5% increase in QS-B220 revenues. Factors impacting our average unit sales prices are mainly due to the competitive market conditions and our decision to offer early payment discounts to certain distributors to hasten collection of our accounts receivable, which discounts in the aggregate amounted to $325,000 in the nine months ended March 31, 2016.

QS-H150 handheld units sold in the nine months ended March 31, 2016, increased 12.6%, compared to the prior period, due to increased shipments to Asia and Africa, which is partially offset by a 4.9% decrease in the average unit sales prices, which resulted in a 7.0% increase in QS-H150 revenues.

Sales of parts and supplies and service revenues increased 511.1% and 446.9%, respectively, in the nine months ended March 31, 2016, due primarily to increased sales of consumables and other supplies that shipped with the QS-B220 desktop units and increased training and warranty in the current nine month period.

•

Gross margin for the nine months ended March 31, 2016 was $13,342,000 or 37.5% of revenues as compared with $2,158,000 or 29.5% of revenues for the comparable prior year period. The increase in gross margin as a percent of revenues is primarily due to increased manufacturing overhead absorption, due to increased QS-B220 unit volume and lower material costs for the QS-B220 due to volume purchasing price reductions, partially offset by a 32.2% decrease in the average unit sales price on sales of our QS-B220 units and by a decrease in the average unit sales price on sales of our QS-H150 units of 4.9% and an increase in manufacturing overhead costs.

•

Research and development expense for the nine months ended March 31, 2016 was $3,024,000 as compared with $3,919,000 for the comparable prior year period, a decrease of $895,000 or 22.8%. The decrease in research and development expense is due primarily to the relocation of the San Diego, CA advanced technology office, which resulted in a $303,000 decrease in payroll and benefit costs, a $200,000 decrease in materials and prototype expenses, a $215,000 decrease in stock-based compensation, a $62,000 decrease in regulatory testing expenses, and a $93,000 decrease in rent expense, offset partially by a $41,000 increase in travel expenses incurred in support of the ECAC system deployments in the current period.

•

Selling, general and administrative expenses for the nine months ended March 31, 2016 were $11,067,000 as compared with $9,188,000 for the comparable prior year period, an increase of $1,879,000, or 20.5%. The increase in selling, general and administrative expenses is due primarily to a $1,931,000 increase in payroll and benefit costs, due to the provision of $1,440,000 for  incentive compensation and a $200,000 sign on bonus for Mr. Liscouski, our President, a $1,041,000 increase in variable selling expenses due to increased revenues, a $872,000 increase in consulting expenses due to the issuance of shares of our common stock to two advisors for services rendered under the advisory and consulting services agreements and investment banker advisor fees, a $221,000 increase in travel expense incurred to support QS-B220 system installations domestically and in Europe, the $76,000 charge recorded for the plaintiff’s counsel fee and expenses, resulting from the Miller litigation, a $255,000 increase in legal fees attributable to our ongoing review of strategic alternatives and an $86,000 increase in business insurance, due to increased revenues, offset partially by separation benefits of $725,000 provided to our former CEO due to his resignation in the prior year period, a $1,086,000 decrease in stock-based compensation on employee stock options, due primarily to additional stock-based compensation expense resulting from the amendments to our former CEO’s existing vested stock options and to the accelerated vesting of certain options issued on July 2, 2014 in the prior year period, $274,000 of charges incurred pursuant to our Letter Agreement with Luveti in the prior year period, a $207,000 decrease in stock-based compensation expense on non-employee warrants, a $54,000 decrease in bad debt expense, and a $98,000 decrease in rent expense.

•

For the nine months ended March 31, 2016, other expense was $7,571,000 as compared with other expense of $6,401,000, for the comparable prior year period, an increase of $1,170,000, or 18.3%. The increase is due to increased interest expense on higher borrowings under our credit facilities with DMRJ and, to a lesser extent, the 1% increase in the BAM interest rate which took effect on April 1, 2015.

•

Our net loss for the nine months ended March 31, 2016 was $8,320,000 as compared with a net loss of $17,350,000 for the comparable prior year period, a decrease of $9,030,000, or 52.0%. The decrease in the net loss is primarily due to increased revenues and gross margin, partially offset by increased operating expenses and an increase in interest expense.

Company Webcast and Conference Call

The Company will host a webcast and conference call on Monday, May 16, 2016 at 4:15 PM Eastern time to review financial results for the quarter ended March 31, 2016. Following the Company’s prepared remarks, there will be a Q&A session. The call can be accessed by dialing: 877-381-5456 within the U.S. or 262-558-6161 outside the U.S. The conference ID or passcode is 11555976. Participants are asked to call the assigned number approximately 5 minutes before the conference call begins.  A replay of the conference call will be available approximately two hours after the call for seven days by dialing: 855-859-2056 within the U.S. or 404-537-3406 U.S. The conference ID or passcode to access the conference call replay is 11555976. The conference call will also be available live over the Internet at the “Webcasts” page of the Investor Relations section of Implant Sciences’ website at www.implantsciences.com.  A replay of the webcast will be available for seven days after the call.

About Implant Sciences

Implant Sciences is a leader in developing and manufacturing advanced detection capabilities to counter and eliminate the ever-evolving threats from explosives and drugs. The Company's team of dedicated trace detection experts has developed proprietary technologies used in its commercial products, thousands of which have been sold across more than 60 countries worldwide. The Company's ETDs have received approvals and certifications from several international regulatory agencies including the TSA in the U.S., ECAC in Europe, CAAC and the Ministry of Public Safety in China, Russia FSB, STAC in France, and the German Ministry of the Interior. It has also received the 2015 GSN Airport/Seaport/Border Security Award for "Best Security Checkpoint”.  All Implant Sciences products are recognized as Qualified Anti-Terrorism Technologies by the Department of Homeland Security. For further details on the Company and its products, please visit the Company's website at www.implantsciences.com.

Cautionary Note Regarding Forward-Looking Statements

This press release and any statements of employees, representatives and partners of Implant Sciences Corporation (the "Company") related thereto contain or may contain certain “forward-looking statements,” as that term is defined in the Private Securities Litigation Reform Act of 1995.  Such statements may include, without limitation, statements with respect to the Company's plans, objectives, projections, expectations and intentions and other statements identified by words such as "projects," "may," "will," "could," "would," "should," "believes," "expects," "anticipates," "estimates," "intends," "plans," "potential" or similar expressions.   Such statements are based on management’s current expectations and are subject to significant risks and uncertainties (many of which are beyond the Company’s control) that could cause the Company’s actual results to differ materially from the forward-looking statements. Such risks and uncertainties include, but are not limited to, the risks that we will be required to repay substantially all of our indebtedness to our secured lenders by June 30, 2016 and will be required to repay the remainder of our indebtedness by December 30, 2016; if we are unable to satisfy our obligations to our secured lenders and to raise additional capital to fund operations, our lenders may seize our assets and our business may fail; we continue to incur substantial operating losses and may never be profitable; our independent registered public accounting firm has expressed substantial doubt as to our ability to continue as a going concern; there is no guaranty that the Transportation Security Administration (TSA) or any other U.S. or foreign government and law enforcement agencies or commercial consumers will purchase any of our explosives detection products or that any new products we may develop will be accepted by the TSA or by such other governments, agencies or consumers; economic, our backlog does not necessarily represent actual future shipments since orders, including our delivery order with the TSA, may be delayed or cancelled by our customers without financial penalty.  The rate of customer order cancellations can vary quarter to quarter and year to year. Customers may also reject nonconforming products; political and other risks associated with international sales and operations could adversely affect our sales; liability claims related to our products or our handling of hazardous materials could damage our reputation and have a material adverse effect on our financial results; our business is subject to intense competition; our markets are subject to rapid technology change and our ability to generate revenue and profit will depend on our ability to develop and introduce new products; we may not be able to retain our management and key employees or identify, hire and retain additional personnel as needed; we may not be able to enforce our patent and other intellectual property rights or operate without infringing on the proprietary rights of others; and other risks and uncertainties described in our filings with the Securities and Exchange Commission, including our most recent Forms 10-K, 10-Q and 8-K.  In light of these risks and uncertainties, readers are cautioned that actual results may differ significantly from those described or anticipated in the forward-looking statements.  The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future presentations or otherwise, except as required by applicable law.

Contact:

Implant Sciences Corporation

Company Contact:

Robert Liscouski, President

978-752-1700 x 116

Investor Relations Contact:

Barry Kaplan Associates

Andrew Kaplan

732-747-0702

Implant Sciences Corporation
Condensed Consolidated Balance Sheets
(In thousands except share and per share amounts)
	March 31, 2016	June 30, 2015
	(Unaudited)	(Audited)
ASSETS
Current assets:
Cash and cash equivalents	$ 280	$ 1,985
Restricted cash and investments	367	367
Accounts receivable-trade, net	6,468	872
Inventories, net	5,981	5,244
Prepaid expenses and other current assets	1,609	946
Total current assets	14,705	9,414
Property and equipment, net	840	880
Other non-current assets	98	98
Total assets	$ 15,643	$ 10,392
LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
Senior secured promissory note – BAM	$ 20,000	$ 20,000
Senior secured convertible promissory note – Montsant Partners	5,284	3,184
Senior secured promissory note – DMRJ	1,000	1,000
Second senior secured convertible promissory note – DMRJ	18,970	12,000
Third senior secured convertible promissory note - DMRJ	17,523	12,000
Line of credit – DMRJ	17,662	16,662
Current maturities of obligations under capital lease	17	45
Accrued expenses	13,179	17,080
Accounts payable	4,977	2,855
Deferred revenue	1,049	3,454
Total current liabilities	99,661	88,280
Long-term liabilities:
Long-term obligations under capital lease, net of current maturities	12	20
Accrued expenses, net of current	-	48
Deferred revenue, net of current	539	221
Total long-term liabilities	551	289
Total liabilities	100,212	88,569
Commitments and contingencies (Note 17)
Stockholders' deficit:
Common stock; $0.001 par value; 200,000,000 shares authorized; 79,036,165 and 79,025,620 shares issued and outstanding at March 31, 2016 and 75,113,665 and 75,103,120 shares issued and outstanding at June 30, 2015	79	75
Preferred stock; no stated value; 5,000,000 shares authorized
Series G Convertible Preferred Stock, no stated value; 650,000 shares authorized, no shares issued and outstanding	-	-
Series H Convertible Preferred Stock; no stated value; 22,500 shares authorized, no shares issued and outstanding	-	-
Series I Convertible Preferred Stock; no stated value; 21,000 shares authorized, no shares issued and outstanding	-	-
Series J Convertible Preferred Stock; no stated value; 6,500 shares authorized, no shares issued and outstanding	-	-
Additional paid-in capital	113,883	112,613
Accumulated deficit	(197,749)	(189,429)
Deferred compensation	(730)	(1,366)
Other comprehensive income	21	3
Treasury stock, 10,545 common shares, at cost	(73)	(73)
Total stockholders’ deficit	(84,569)	(78,177)
Total liabilities and stockholders’ deficit	$ 15,643	$ 10,392

Implant Sciences Corporation
Condensed Consolidated Statements of Operations and Comprehensive Loss
(In thousands except share and per share amounts)
(Unaudited)

	For the Three Months Ended March 31,		For the Nine Months Ended March 31,
	2016	2015	2016	2015
Revenues
Product
Government	$ 3,932	$ -	$ 7,194	$ -
Commercial	6,816	3,237	27,539	7,155
	10,748	3,237	34,733	7,155
Services
Government	40	-	465	-
Commercial	135	68	410	160
	175	68	875	160
Total revenues	10,923	3,305	35,608	7,315
Cost of revenues	7,691	2,129	22,266	5,157
Gross margin	3,232	1,176	13,342	2,158
Operating expenses:
Research and development	1,040	1,347	3,024	3,919
Selling, general and administrative	3,811	3,318	11,067	9,188
Total operating expenses	4,851	4,665	14,091	13,107
Loss from operations	(1,619)	(3,489)	(749)	(10,949)
Other income (expense), net:
Interest income	-	1	-	1
Interest expense	(2,477)	(2,243)	(7,571)	(6,402)
Total other expense, net	(2,477)	(2,242)	(7,571)	(6,401)
Net loss	(4,096)	(5,731)	(8,320)	(17,350)

Other comprehensive loss net of tax:
Foreign currency translation adjustments	-	(1)	(19)	1
Comprehensive loss	$ (4,096)	$ (5,732)	$ (8,339)	$ (17,349)

Net loss per share, basic and diluted	$ (0.05)	$ (0.08)	$ (0.11)	$ (0.25)

Weighted average shares used in computing net loss per common share, basic and diluted	78,878,953	72,677,287	77,871,509	69,454,343

Implant Sciences Corporation
Consolidated Sales by Product
(In thousands)
(Unaudited)

	For the Three Months Ended March 31, 2016		For the Three Months Ended March 31, 2015
(In thousands)	Amount	Mix	Amount	Mix	Change
Product
QS-B220	$ 9,343	85.6%	$ 1,989	60.2%	369.7%
QS-H150	669	6.1%	1,088	32.9%	(38.5%)
Parts and supplies	736	6.7%	160	4.8%	360.0%
	10,748	98.4%	3,237	97.9%	232.0%
Services	175	1.6%	68	2.1%	157.4%
Total	$ 10,923	100.0%	$ 3,305	100.0%	230.5%

	For the Nine Months Ended March 31, 2016		For the Nine Months Ended March 31, 2015
(In thousands)	Amount	Mix	Amount	Mix	Change
Product
QS-B220	$ 29,391	82.5%	$ 3,906	53.4%	652.5%
QS-H150	3,081	8.7%	2,879	39.3%	7.0%
Parts and supplies	2,261	6.3%	370	5.1%	511.1%
	34,733	97.5%	7,155	97.8%	385.4%
Services	875	2.5%	160	2.2%	446.9%
Total	$ 35,608	100.0%	$ 7,315	100.0%	386.8%

Implant Sciences Corporation
Earnings Before Interest, Income Taxes, Depreciation, Amortization, Stock-Based Compensation Fair Value of Warrants and Fair Value of Common Stock Issued (“Adjusted EBITDA”)
(In thousands except share and per share amounts)
(Unaudited)

	For the Three Months Ended March 31,		For the Nine Months Ended March 31,
	2016	2015	2016	2015
Net loss	$ (4,096)	$ (5,731)	$ (8,320)	$ (17,350)
Interest expense, net	2,477	2,242	7,571	6,401
Income taxes	-	-	-	-
Depreciation	49	45	153	126
Stock-based compensation	313	1,154	982	2,381
Warrants issued to non-employees	15	24	58	265
Common stock issued to consultants	248	-	579	68
Adjusted EBITDA (1)	$ (994)	$ (2,266)	$ 1,023	$ (8,109)

(1) Adjusted EBITDA is defined as net loss plus interest expense, net of interest income, income taxes, depreciation and amortization, stock-based compensation, fair value of warrants issued to non-employees and the fair value of common stock issued to consultants.  EBITDA is commonly used in the technology industry, and we present Adjusted EBITDA to enhance your understanding of our financial performance.  We use Adjusted EBITDA as an internal performance measurement and believe that it provides investors and analysts with a measure of operating results unaffected by differences in capital structures and capital investment among otherwise comparable companies and improves comparability of results of operations. Management uses this supplemental measure to evaluate performance over a period of time and to analyze underlying trends in the Company's business and to establish operational goals and forecast that are used in allocating resources.  We expect to compute our non-GAAP financial measure, using the same consistent method from quarter to quarter and year to year.

While we believe that Adjusted EBITDA is a useful measure for investors, it is not a measurement presented in accordance with accounting principles generally accepted in the United States, or GAAP.  You should not consider Adjusted EBITDA in isolation or as a substitute for net income, cash flows from operations, or any other performance measures calculated in accordance with GAAP.  In addition, Adjusted EBITDA has inherent material limitations as a performance measure.  It does not include interest expense, but because we have borrowed money, interest expense is a necessary element of our costs.  In addition, Adjusted EBITDA does not include depreciation.  Since we have capital assets, depreciation expense is a necessary element of our costs.  Adjusted EBITDA does not include stock-based compensation, which is a necessary element of our costs since we issue stock awards to employees as an important incentive to maximize overall company performance and as a benefit of employment with the company.  Adjusted EBITDA does not include the fair value of warrants issued to non-employees, which is a necessary element of our costs since we have issued warrants to non-employees and as part of our financing strategy. Finally, Adjusted EBITDA does not include the fair value of common stock issued to consultants, which is a necessary element of our costs since we have issued shares of our common stock in lieu of cash payments to consultants we have retained. Because not all companies use identical calculations, our presentation of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies.